Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Invacare Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	457(c)	32,402,336	$1.03	33,374,406.08	0.0000927	3,094
Total Offering Amounts					$33,374,406.08		$3.094
Total Fee Offsets							-
Net Fee Due							$3,094

(1)	This includes (i) 16,202,340 common shares and (ii) 16,199,996 common shares, which is the maximum number of common shares issuable pursuant to the conversion of the $20,739,000 aggregate principal amount of 5.68% Senior Secured Convertible Notes due 2026, Tranche I and $20,736,000 aggregate principal amount of 5.68% Senior Secured Convertible Notes due 2026, Tranche II, respectively, held by or issuable to the selling shareholders.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers a currently indeterminate number of additional common shares of the registrant as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The calculation of the proposed maximum offering price of the common shares was based on the average of the high and low prices for the common shares on August 12, 2022, as reported on the New York Stock Exchange.